Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2019	2018

Traditional Electric Operating Companies	$565	$612
Southern Power	56	121
Southern Company Gas	270	279
Total	891	1,012
Parent Company and Other	1,193	(74)
Net Income–As Reported	$2,084	$938

Basic Earnings Per Share[1]	$2.01	$0.93

Average Shares Outstanding (in millions)	1,038	1,011
End of Period Shares Outstanding (in millions)	1,040	1,012

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2019	2018

Net Income–As Reported	$2,084	$938
Acquisition, Disposition, and Integration Impacts[2]	(2,499)	62
Tax Impact	1,189	(5)
Estimated Loss on Plants Under Construction[3]	4	44
Tax Impact	(1)	(11)
Wholesale Gas Services[4]	(63)	(139)
Tax Impact	16	35
Earnings Guidance Comparability Items:
Adoption of Tax Reform[5]	—	(31)
Net Income–Excluding Items	$730	$893

Basic Earnings Per Share–Excluding Items	$0.70	$0.88

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

(1)	For the three months ended March 31, 2019 and 2018, dilution does not change basic earnings per share by more than 2 cents and is not material.

(2)
Earnings for the three months ended March 31, 2019 primarily include a $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company. Earnings for the three months ended March 31, 2018 include: (i) a $42 million (pre tax and after tax) goodwill impairment charge associated with the sale of Pivotal Home Solutions and (ii) $20 million pre tax ($15 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2019 in connection with the sale of Gulf Power Company, as well as impacts related to Southern Power Company's announced sales of Plants Mankato and Nacogdoches. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures are uncertain.

(3)
Earnings for the three months ended March 31, 2019 and 2018 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Additional pre-tax closure costs, including mine reclamation, of up to $25 million for Mississippi Power Company's Kemper IGCC may occur through 2020. Mississippi Power Company is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material.

(4)
Earnings for the three months ended March 31, 2019 and 2018 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)
Earnings for the three months ended March 31, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected. Management also used such measures to evaluate Southern Company's performance.